Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of AlerisLife Inc. (formerly Five Star Senior Living Inc.) of our report dated February 25, 2021, relating to the consolidated financial statements of AlerisLife Inc., appearing in the Annual Report on Form 10-K of AlerisLife Inc. for the year ended December 31, 2021.

/s/ RSM US LLP

Boston, Massachusetts

June 7, 2022